Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE: MARCH 10, 2009

MESA LABS ANNOUNCES THE APPOINTMENT OF NEW CEO

LAKEWOOD, CO – Mesa Laboratories, Inc. (NASDAQ:MLAB), a supplier of instruments and consumables for healthcare and manufacturing quality control applications, today announced the appointment of Dr. John J. Sullivan to the position of Chief Executive Officer (CEO), replacing Luke R. Schmieder, who has been the CEO since founding the company in 1982.  Mr. Schmieder is retiring from Mesa and resigning his positions of CEO and Treasurer, but will retain his position as Chairman of the Board of Directors.  In addition to assuming the new CEO position, Dr. Sullivan will retain his position as President and will be named to the Board of Directors.

“The Board is delighted that John has agreed to assume the position of CEO and we welcome him to the Board of Directors,” said Luke R. Schmieder, Chairman of Mesa Laboratories Inc. “John has done an excellent job since joining Mesa in focusing our strategies on growth.  During his tenure with Mesa, we have strengthened our distribution channels, introduced several new products, and completed the acquisition of Raven Laboratories.  Our revenue and net income have doubled over this period of time.  The Board of Directors and I will work with John in guiding the Company’s growth strategies in the years ahead.  We feel certain that John looks forward to continuing our efforts to grow the Company and shareholder value as we have in the past.”

Dr. Sullivan has been with Mesa since 2004 when he joined the company as Vice President of Sales and Marketing.  He was named to the position of President and Chief Operating Officer in 2006 and has been responsible for day-to-day operations of the company since that time.  Prior to joining Mesa, Dr. Sullivan was with Varian, Inc., a major analytical instrument manufacturer, for 16 years where he held various positions in Research and Development, Sales and Marketing Management and in Business Development.  Prior to Varian, Dr. Sullivan was with the U.S. Food and Drug Administration’s Seattle District Laboratory for 5 years where he held the position of Senior Research Scientist.  Dr. Sullivan holds a Bachelor of Science degree in Biology from Western Washington University and a Ph.D. degree in Food Science from the University of Washington.

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“I would like to thank the Board for their vote of confidence,” said Dr. Sullivan.  “In my new role at Mesa, I look forward to working with the Board, our management team, and all of Mesa’s employees to further the company’s goals.  I think I speak for everyone in the Mesa organization and our shareholders in expressing a note of gratitude to Luke.  His management of Mesa during the past 27 years has created a highly profitable, growing company that holds strong positions in its key markets.  I plan to manage the company based on the same principles Luke established, high ethical standards and always putting the shareholder’s interests first.  Moving forward, our focus is on profitable growth, continued improvement in our distribution channels, increased flow of new products to the marketplace, and new strategic acquisitions.  We have a skilled team, strong foundation and excellent prospects in the years ahead.  I look forward to many years of building a larger, stronger, more profitable Mesa Labs.”

Mesa Laboratories, Inc. develops, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

This news release contains forward-looking statements which involve risks and uncertainties.  The Company’s actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10K for the year ended March 31, 2008 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

CONTACTS:

John J. Sullivan, CEO-President-COO
Steven W. Peterson; VP Finance-CFO
Mesa Laboratories, Inc.
303.987.8000
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